Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
ANNOUNCES $2 MILLION EQUITY INVESTMENT IN DEVELOPER OF
PROTON BEAM RADIATION THERAPY DEVICE
AMS Also Purchases Option to Acquire Two Proton Beam Radiation Therapy Systems
San Francisco, CA, April 11, 2006 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), the leading provider of Gamma Knife® radiosurgery services, announced today that it has invested $2 million for an equity interest in Still River Systems, Inc., a development-stage company based in Littleton, Massachusetts, which in collaboration with scientists from MIT’s Plasma Science and Fusion Center is developing a medical device for the treatment of cancer patients using proton beam radiation therapy (PBRT). AMS also purchased for $1 million an option to acquire two Clinatron-250™ PBRT systems from Still River Systems for anticipated delivery in 2008.
“Proton beam radiation therapy is widely regarded as the optimal radiation treatment for a wide variety of cancers because of its significant clinical advantages compared to conventional high energy X-rays,” said Ernest A. Bates, Chairman and CEO of AMS. “Whereas X-rays deposit dose all along their path and continue to deposit dose beyond the depth of the tumor, PBRT deposits most of its dose at a specific depth, determined by the initial energy of the beam, and then stops entirely. This allows the physician to deposit far more dose in a tumor and far less in surrounding normal tissue, limiting collateral damage and increasing tumor control rates.”
Bates continued, “Unfortunately, the PBRT systems available today cost at least $100 million, and consist of three or more dedicated treatment rooms. As a result, deployment of this Medicare-approved treatment modality has so far been limited to only a handful of large institutions. According to Still River Systems, the device it is developing is a single-treatment-room PBRT system incorporating proprietary technology that it believes may dramatically reduce the cost of implementing this exciting therapy.
“More than half of all cancer patients now receive radiation therapy each year, and more than one million new cancer patients are diagnosed annually in the United States. So we see tremendous growth potential in Still River Systems’ cost-effective PBRT device, especially when coupled with AMS’s innovative financing programs. We are pleased to support the development of this next major advance in radiation oncology, which we see as a natural complement to our Gamma Knife business.”
Marc Buntaine, Chief Executive Officer of Still River Systems, said, “As a leader in providing radiotherapy devices, AMS is an ideal partner for Still River Systems. We welcome AMS’s support and look forward to working with them as we complete development of our PBRT system.”
The Still River Clinatron-250 PBRT system is not FDA approved, nor can there be any assurance that this system will obtain FDA approval.
About Still River Systems
Still River Systems, Inc., a development stage company based in Littleton, Massachusetts, is developing a medical device for the treatment of cancer patients using proton beam radiotherapy (PBRT). Still River is dedicated to providing physicians and their patients access to high quality, cost-effective proton beam radiation therapy solutions, and helping establish this superior treatment modality as a standard of care for patients worldwide.

About AMS
American Shared Hospital Services is building a profitable medical services company in an underserved niche — turnkey technology solutions for advanced radiosurgical procedures. The Company’s core business is supplying hospitals with the Gamma Knife — a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Gamma Knife, the “gold standard” in radiosurgery, reduces surgical risk and patient discomfort, resulting in shorter hospital stays and lower risk of complications. In most cases, Gamma Knife patients resume their normal activities within a few days of treatment, compared to weeks or months for patients who undergo conventional surgery. More than 250,000 patients worldwide have already received this treatment. American Shared Hospital Services is the world leader in providing Gamma Knife radiosurgery services.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business, the risks of developing the Company’s IMRT and The Operating Room for the 21st Century® programs, and the risks of investing in a development-stage company, Still River Systems, without a proven commercial product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 16, 2005.
Contacts:
American Shared Hospital Services:
          Ernest A. Bates, M.D., 415-788-5300
          Chairman & CEO
          ebates@ashs.com
          Berkman Associates
          Neil Berkman, 310-277-5162
          info@berkmanassociates.com
Still River Systems:
          Elisha Rittenberg
          978-486-1006 ext. 113
          PublicRelations@Stillriversystems.com